Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-128696

March 1, 2006

Prospectus Supplement No. 1

To the Prospectus Dated December 30, 2005

of

BULLDOG TECHNOLOGIES INC.

Relating to

6,406,417 Shares of Common Stock of Bulldog Technologies Inc.

This prospectus supplement supplements our prospectus dated December 30, 2005, relating to the resale by certain selling stockholders of up to 6,406,417 shares of our common stock as follows:

- up to 3,526,416 shares of our common stock which may be issued upon the conversion of or as interest payments on certain convertible notes issued in a private placement on August 29, 2005;

- up to 1,198,585 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on August 29, 2005;

- up to 2,219,611 shares of our common stock issued in a private placement on April 13, 2004; and

- up to 1,664,709 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 13, 2004.

You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

PRIVATE PLACEMENTS

August 29, 2005 Private Placement

The information set forth under the caption “Private Placement – August 29, 2005 Private Placement” in this prospectus on page 16 is supplemented as follows:

Effective February 24, 2006, we have reduced the conversion price for the 6% convertible notes with an aggregate principal of $2,100,000 from $1.06 per share to $1.00 per share, subject to adjustment according to the terms of the note agreements. We also amended certain adjustment provisions in the note agreements relating to subsequent sales of securities by our company. If we issue additional securities to third parties at an effective net price to our company that is less than the reduced conversion price of $1.00, then the conversion price will be reduced to equal to the effective net price of the newly issued securities. Effective net price of the newly issued securities will be calculated as the minimum dollar value of consideration payable to our company to purchase the additional securities divided by the maximum number of shares of our common stock potentially issuable at any time upon conversion, exchange or exercise into our securities. If we issue additional securities to a third party with a price or number of underlying shares of our common stock that floats or resets or otherwise various or is subject based on market price of our common stock, then the effective net price of these securities will be determined separately on each date these securities are converted, exchanged or exercised into our common stock and is deemed to be equal to the lowest effective net price such third party is entitle to acquire our common stock on such date.

Effective February 24, 2006, we have also reduced the exercise price for the share purchase warrants issued to the investors in the August 29, 2005 Private Placement from $1.25 per share to $1.15 per share, subject to adjustment according to the terms of the warrants. We also amended certain adjustment provisions in the warrants relating to subsequent sales of securities by our company. If we issue additional securities to third parties at an effective net price to our company that is less than the reduced exercise price of $1.15, then the exercise price will be reduced to equal to the effective net price of the newly issued securities. Effective net price of the newly issued securities will be calculated as the minimum dollar value of consideration payable to our company to purchase the additional securities divided by the maximum number of shares of our common stock potentially issuable at any time upon conversion, exchange or exercise into our securities. If we issue additional securities to a third party with a price or number of underlying shares of our common stock that floats or resets or otherwise various or is subject based on market price of our common stock, then the effective net price of these securities will be determined separately on each date these securities are converted, exchanged or exercised into our common stock and is deemed to be equal to the lowest effective net price such third party is entitle to acquire our common stock on such date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.